Exhibit 10.29

December 30, 2008

Mr. Christopher Stone, Esq.

Dear Christopher:

On behalf of PDL BioPharma, Inc. (‘PDL’ or ‘we’), I am pleased to extend to you an employment offer for the position of Vice President and General Counsel. You would report to PDL’s Chief Executive Officer (the ‘CEO’). You would be expected to work full time at our principal place of business at 932 Southwood Boulevard, Incline Village, Nevada 89451.

You agree that you will devote your full business time and efforts to PDL. You agree that you will not engage in any other business or serve in any position with or as a consultant or adviser to any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of the Board. Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, you will not be prohibited from (i) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (ii) managing your passive personal investments, and (iii) continuing your service in the positions that you held as of the date of this Offer Letter, which positions you have disclosed to the Board, provided that any such service obligation is not materially increased beyond what you have disclosed to us.

Your monthly base salary (as in effect from time to time, ‘Base Salary’) will be $310,000 annually, less applicable taxes and withholdings, and will be payable in accordance PDL’s payroll procedures. Your Base Salary shall be reviewed each year but will not be subject to decrease unless such decrease is part of an overall reduction effected for executive officers of PDL. Your annual target bonus will be set at forty percent (40%) of your annual Base Salary. Your bonus will be based on your contribution to PDL’s achievement of its goals and objectives and your individual performance during this period as determined by the CEO and the Compensation Committee of the Board.

Effective fifteen (15) days following your hire date, PDL will grant you a special retention incentive award (the ‘Special Retention Incentive’) comprised of two components: (i) the right to receive $385,000 in cash; and (ii) a number of unvested restricted shares of PDL common stock with a Grant Value equal to $165,000. For this purpose, ‘Grant Value’ means the average of the closing prices of PDL’s common stock for the first ten (10) trading days following your hire date. Subject to your continued employment, the Special Retention Incentive will vest and become payable upon the earlier to occur of (i) December 19, 2010, or (ii) a Monetization Event. For purposes of this Offer Letter, ‘Monetization Event’ means (i) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or (ii) any securitization or other monetization of all or substantially all of PDL’s assets. In the event any dividends or other distributions are paid on PDL’s common stock following the grant of the Special Retention Incentive but prior to the vesting and payment thereof, the amount of the dividends or other distributions payable on the restricted stock component of the Special Retention Incentive shall be withheld, credited to an account in your name, and shall vest and become payable if and when the Special Retention Incentive vests and becomes payable.

If you are terminated without Cause or resign for Good Reason, but prior to your entitlement to the Special Retention Incentive, you will receive, within five (5) days of your separation from service, a lump sum cash payment equal to fifty percent (50%) of the sum of your annual base salary and target bonus.

For purposes of this Offer Letter, ‘Cause’ means the occurrence of any of the following: (i) your intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any PDL documents or records; (ii) your material failure to abide by the PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) your material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, your improper use or disclosure of PDL confidential or proprietary information); (iv) any willful act by you that has a material detrimental effect on PDL’s reputation or business; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the CEO of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between you and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with PDL. For purposes of the foregoing, no act or omission will be deemed ‘willful’ unless done, or omitted to be done, by you without a reasonable good faith belief that you were acting in the best interest of PDL.

For purposes of this Offer Letter, ‘Good Reason’ means the occurrence of any of the following conditions without your informed written consent: (i) a material diminution in your authority, duties or responsibilities, causing your position to be of materially lesser rank or responsibility within PDL; (ii) a requirement that you report to a corporate officer or other employee rather than directly to the CEO; (iii) a material reduction in your Base Salary or bonus, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or (iv) any action or inaction by a PDL that constitutes, with respect to the you, a material breach of this Offer Letter.

PDL is currently establishing a welfare benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage, in which you will be eligible to participate in accordance with PDL guidelines. You acknowledge that PDL is establishing a new set of welfare benefit plans. To the extent that a transition between your current welfare benefits plan and the PDL welfare benefits plan involves your making a COBRA or similar election in connection with your current coverage, PDL will reimburse you for the cost of the transitional coverage provided pursuant to any such election.

Your employment with PDL will not be for a set term, and you will be an at-will employee. As a PDL employee, you will be free to resign at any time, just as we will be free to terminate your employment at any time, with or without Cause. There will be no express or implied agreements to the contrary. By signing this Offer Letter, you agree to waive any right to participate in the PDL Executive Retention and Severance Plan or any other severance plan maintained by PDL from time to time.

PDL intends that payments and benefits provided to you pursuant to this Offer Letter be exempt from or comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Any ambiguities in this Offer Letter shall be construed in a manner consistent with such intent.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.

To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it, along with a signed copy of the enclosed Proprietary Information and Invention Assignment Agreement, to John McLaughlin. By executing this Offer Letter, you hereby represent that your execution hereof and performance of your obligations hereunder do not and will not contravene or otherwise conflict with any other agreement to which you are a party or any other legal obligation applicable to you. This Offer Letter, along with the Proprietary Information and Invention Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This Offer Letter may not be modified or amended except by a written agreement, signed by PDL and you.

We are very excited at the prospect of your joining PDL.

Sincerely,

PDL BioPharma, Inc.	Accepted by:

/s/ John P. McLaughlin	/s/ Christopher Stone
John P. McLaughlin	Christopher Stone
President & CEO	Date: 12/30/2008